EX-99.77H CHNG CNTRL

SUB-ITEM 77H
CHANGES IN CONTROL OF REGISTRANT

PMC Diversified Equity Fund

Effective January 4, 2010, Delaware Management Holdings, Inc., the parent company of Delaware Management Company, a sub-adviser to the PMC Diversified Equity Fund, was acquired by the Macquarie Group.